                                                                     EXHBIT 99.1

                                                Contact:
                                                Sylvia Wheeler
                                                Director, Corporate Relations
                                                415-843-2857


FOR IMMEDIATE RELEASE

                 CONNECTIVE THERAPEUTICS REPORTS FOURTH QUARTER
                              AND YEAR END RESULTS

                    - COMPANY REPORTS FIRST PRODUCT REVENUES,
                     ADVANCES CLINICAL PRODUCT DEVELOPMENT -


PALO ALTO, Calif. -- February 5, 1997 -- Connective Therapeutics, Inc. (Nasdaq:
CNCT) today reported its financial results for the fiscal year and fourth quarter ended December 31, 1996. For the fourth quarter, the net loss was $6.0 million, or $.78 per share, compared with a net loss of $ 2.7 million, or $.61 per share, for the same period in 1995. The net loss for the year was $18.5 million, or $2.71 per share, compared with a net loss of $10.4 million, or $2.34 per share, reported in 1995.

Results for the fourth quarter included revenues of $428,000 from initial product sales of Ridaura(R), a treatment for rheumatoid arthritis which Connective recently acquired from SmithKline Beecham in December 1996. Consistent with expectations, the quarter and year end increases in net loss were primarily due to expanded operating expenses as the company funded advanced-stage clinical trials. As of December 31, 1996, the company had $24.5 million in cash and short-term investments.

"These results are in line with expectations following a year of tremendous clinical and commercial progress," said Thomas G. Wiggans, president and chief executive officer of Connective. "We began 1996 with only one product in the clinic. Today, we are generating product revenues and have three products in five clinical trials, including a


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Q4/Yearend Results
February 5, 1997
Page Two


500-patient Phase III study for gamma interferon. As we begin 1997, we are rapidly building our sales and marketing organization and are expecting clinical results in all of our programs during the year."

Connective Therapeutics, Inc., headquartered in Palo Alto, California, is focused on the acquisition, development and marketing of products in the areas of rheumatology and dermatology. Ridaura(R) (auranofin) is a treatment for rheumatoid arthritis that Connective recently acquired from SmithKline Beecham. Several other products are under development: gamma interferon for the treatment of atopic dermatitis and keloids; betamethasone mousse for the treatment of scalp psoriasis and other scalp dermatoses; ConXn(TM) for the treatment of scleroderma and other fibrotic conditions; and TCR vaccines for the treatment of rheumatoid arthritis and multiple sclerosis.

Special Note: This news release contains forward-looking statements, such as Mr. Wiggan's quote, that involve risks and uncertainties that could cause actual results or events to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, without limitation, the need to recruit additional personnel and the unpredictability of clinical trials, as well as the other factors mentioned in Connective's prospectus dated January 31, 1996 under the heading "Risk Factors" and in Connective's Report on Form 10-Q for the quarter ended March 31, 1996 under the heading "Additional Factors That May Affect Future Results."


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                          CONNECTIVE THERAPEUTICS, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                               THREE MONTHS ENDED                         Years Ended
                                                   DECEMBER 31,                           December 31,
                                         -------------------------------         -------------------------------
                                             1996                1995                1996                1995
                                         -----------         -----------         -----------         -----------
Revenues:
   Product                               $       428                --           $       428                --
   Operating Costs and Expenses:
   License amortization                  $       594         $      --           $       594         $      --
   Research and development                    3,940               1,744              13,161               8,271
   General and administrative                  2,015                 931               5,434               2,113
                                         -----------         -----------         -----------         -----------
      Total operating expenses                 6,549               2,675              19,189              10,384
   Interest income                               276                  76               1,190                 405
   Interest expense                             (194)                (99)               (943)               (393)
                                         -----------         -----------         -----------         -----------

Net loss                                 $    (6,039)        $    (2,698)        $   (18,514)        $   (10,372)
                                         ===========         ===========         ===========         ===========

Net loss per share                       $     (0.78)        $     (0.61)        $     (2.71)        $     (2.34)
                                         ===========         ===========         ===========         ===========

Shares used to calculate net loss
 per share                                 7,724,950           4,438,824           6,824,668           4,435,112
                                         ===========         ===========         ===========         ===========


                            CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                      December 31,  December 31,
                                                         1996            1995
                                                     -----------     -----------
                           Assets
Assets:
   Cash, short-term investments and other               $25,106        $ 9,177
   Property and equipment, net                            1,484          1,367
   Long-term assets                                      21,332          1,252
                                                        -------        -------

     Total assets                                       $47,922        $11,796
                                                        =======        =======


            LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities and stockholders' equity:
   Current liabilities                                  $ 10,28        $ 3,333
   Other liabilities                                     15,836          8,400
   Stockholders' equity                                  21,800             63
                                                        -------        -------

     Total liabilities and stockholders' equity         $47,922        $11,796
                                                        =======        =======


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